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                                                                     Exhibit 1.2

                           FORM OF LOCK-UP AGREEMENT

December ___, 2005



Banc of America Securities LLC
J.P. Morgan Securities Inc.
        As Representatives of the several Underwriters
c/o Banc of America Securities LLC
9 West 57th Street
New York, NY 10019

c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172

Re:     Emergency Medical Services Corporation (the "Company")
        ------------------------------------------------------

Ladies and Gentlemen:

     The undersigned is an owner of record or beneficially of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out a public offering of Common Stock (the "Offering") for which you will act as the representatives of the Underwriters. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company.
The undersigned acknowledges that you and the other Underwriters are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

     In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned's household not to), without the prior written consent of Banc of America Securities LLC and J.P. Morgan Securities Inc. (which consent may be withheld in their sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" or liquidate or decrease a "call equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned (or such spouse or family member) (collectively, the "Lock-Up Securities"), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 180 days after the date of the Prospectus (the "Lock-Up Period"). If (i) the
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Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Banc of America Securities LLC and J.P. Morgan Securities Inc. waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

     Notwithstanding the foregoing, the undersigned may transfer the Lock-Up Securities without the prior written consent of Banc of America Securities LLC and J.P. Morgan Securities Inc. (i) as a bona fide gift or gifts, provided, that the donee or donees thereof agree to be bound in writing by the restriction set forth herein or (ii) by way of testate or intestate succession or by operation of law, or to any members of the immediate family of the undersigned, or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or to any other partner, member, affiliate of, or other persons who hold (directly or indirectly) ownership interests in, Onex Corporation or Onex Partners LP; provided that the transferee agrees to be bound in writing by the restrictions set forth herein and that any such transfer is not required to be reported (or be voluntarily reported by the undersigned) during the Lock-Up Period in any public report or filing, whether pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise.
For purposes of this lock-up agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

     With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of any Common Stock owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.


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     This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.


                                   [SELLING STOCKHOLDER]



                                   By:
                                        -----------------------------------
                                        Name:
                                        Title: